Exhibit 99.1

Lument Finance Trust, Inc. Declares Quarterly Cash Dividends for its Common and Preferred Stock

New York, NY, June 10, 2026/PRNewswire – Lument Finance Trust, Inc. (NYSE: LFT) (“LFT” or the “Company”) announced the declaration of a cash dividend of $0.04 per share of common stock with respect to the second quarter of 2026. The dividend is payable on July 15, 2026, to common stockholders of record as of the close of business on June 30, 2026.

The Company also announced the declaration of a cash dividend of $0.4921875 per share of 7.875% Cumulative Redeemable Series A Preferred Stock. The dividend is payable on July 15, 2026, to preferred stockholders of record as of the close of business July 1, 2026.

About LFT

LFT is a Maryland corporation focused on investing in, financing and managing a portfolio of commercial real estate debt investments. The Company primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets. LFT is externally managed and advised by Lument Investment Management, LLC, a Delaware limited liability company.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at http://www.sec.gov/, the Company website www.lumentfinancetrust.com, or by directing requests to: Lument Finance Trust, 230 Park Avenue, 20th Floor, New York, NY 10169, Attention: Investor Relations.

Forward Looking Statements

Certain statements included in this press release constitute forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are subject to risks and uncertainties. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "project," "estimate," "plan," "continue," "intend," "should," "may," "will," "seek," "would," "could," or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company on the date of this press release or the date on which such statements are first made. Actual results may differ from expectations, estimates and projections. You are cautioned not to place undue reliance on forward-looking statements in this press release and should consider carefully the factors described in Part I, Item IA "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, which is available on the SEC’s website at www.sec.gov, and in the Company’s other current or periodic filings with the SEC, when evaluating these forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Except as required by applicable law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

James Briggs

Chief Financial Officer

(212) 521-6323

james.briggs@lument.com

Media Contact:

Tyler Howard

Associate Director

(513) 403-1911

tyler.howard@lument.com